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                                                                    EXHIBIT 15.1


October 3, 2005

Stockholders and Board of Directors
Russell Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-116854) of Russell Corporation for the registration of $250,000,000 of debt securities, guarantees of debt securities, common stock, preferred stock, and warrants of our reports dated May 5, 2005 and August 2, 2005 relating to the unaudited condensed consolidated interim financial statements of Russell Corporation that are included in its Forms 10-Q for the quarters ended April 3, 2005 and July 3, 2005.



/s/ Ernst & Young LLP